Exhibit (l)

FORM OF SUBSCRIPTION AGREEMENT

Skyhawk Capital Management Funds Trust
1000 Ridgeway Loop Road, Suite 210
Memphis, TN 38120

Ladies and Gentlemen:

The undersigned hereby subscribes to _____________________ (_______) units of beneficial interest (such units of beneficial interest being hereinafter referred to as “Shares”) in the Skyhawk Capital Management Funds Trust, a Delaware statutory trust (the “Trust”), representing Shares in the Trust’s series, Skyhawk Small Cap Fund (the “Fund”), in consideration for which the undersigned agrees to transfer to the Fund upon demand cash in the amount of ____________________ ($_______).

It is understood that upon acceptance hereof by the Fund that the Shares shall be issued to the undersigned and shall be deemed to be fully paid and nonassessable. The undersigned represents that the Shares are being purchased for investment with no present intention of reselling or redeeming the Shares.

Dated and effective as of this ___ day of _______, 2006.

____________________________________ _______________, President

ACCEPTANCE

The foregoing subscription is hereby accepted. Dated and effective as of this ___ day of _______, 2006.

SKYHAWK CAPITAL MANAGEMENT FUNDS TRUST
By:____________________________________
_______________, President